Exhibit 99.1


                       WAUSAU.MOSINEE PAPER CORPORATION
                       ANNOUNCES SECOND-QUARTER RESULTS


MOSINEE, WI...July 22, 2003...Wausau.Mosinee Paper Corporation
(NYSE:WMO) today reported second-quarter 2003 net earnings of $3.2 million, or $0.06 per share, compared with 2003 first-quarter net earnings of $1.3 million, or $0.03 per share and second-quarter 2002 net earnings of $5.7 million, or $0.11 per share. Net sales increased 2 percent to $242.8 million, from $237.8 million last year, while shipments increased 1 percent.

Second-quarter results include after-tax income of $2.6 million as a license fee in settlement of a patent lawsuit, a $1.2 million after-tax loss from the disposal of fixed assets, and a $0.4 million after-tax charge related to the Company's stock incentive plans. For the same period last year, the Company recorded a $0.2 million after-tax loss from the disposal of fixed assets and after-tax credits of $0.2 million related to stock incentive plans.

Net earnings for the first half of 2003 were $4.6 million, or $0.09 per share, compared with $9.1 million, or $0.18 per share, for the first half of 2002. Net sales rose 4 percent to $482.7 million from $463.7 million reported last year.

"We are encouraged by our continuing ability to achieve market share gains and volume growth in our target markets despite very difficult industry conditions," said Thomas J. Howatt, president and chief executive officer. "However, weak market conditions have made it extremely difficult to raise prices and recoup increased costs. Lower second-quarter earnings were primarily attributable to higher fiber and energy costs that increased the equivalent of $0.17 per share over prior-year levels, while average selling prices improved less than 2 percent or the equivalent of $0.05 per share."

"We also continued to make progress with our internal initiatives, which provided substantial benefit during the quarter," Mr. Howatt added. "Revenues from products developed within the past three years accounted for 35 percent of net sales, exceeding our goal of 25 percent; operating efficiencies have increased for a third consecutive year; and our cost-reduction programs delivered meaningful results."

The Specialty Paper Group reported an operating profit of $0.1 million versus a $2.9 million loss in last year's second quarter. Net sales increased 1 percent while shipments declined 4 percent. "Despite significantly higher market pulp and energy costs, the Specialty Paper Group reported its fourth consecutive quarter of profitability, reflecting an improved product mix, higher selling prices on select products, and cost reductions. Our success in developing new products allowed us to substantially reduce the volume of lower-margin products in the current quarter," Mr. Howatt said.

The Printing & Writing Group reported operating profits of $2.7 million in the second quarter compared with $10.5 million last year. Driven largely by a 28 percent increase in laminated roll-wrap volume, total shipments increased 5 percent. "Our first-quarter acquisition of the production assets and customer
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base of Laminated Papers, Inc. has allowed us to further solidify our position as the leading supplier of laminated roll wrap in North America," Mr. Howatt explained. "We are also encouraged by shipment gains of 26 percent in consumer products and 5 percent in our premium grades despite declining demand for uncoated freesheet papers. Our year-over-year profit decline was largely attributable to market pulp and natural gas cost increases of $7.0 million compared with year-ago levels, and weak market conditions prevented any recovery through higher selling prices."

The Towel & Tissue Group reported an operating profit of $8.4 million in the second quarter, including pre-tax income of $4.2 million as a license fee in settlement of a patent lawsuit, compared with $6.3 million last year. "Our strong service platform and innovative dispensing systems have allowed us to achieve continued growth in shipments despite soft demand and intense competition," said Mr. Howatt.

Looking forward to the third quarter, Mr. Howatt commented, "The economy remains sluggish with little sign of near-term improvement in most of our markets. Third-quarter earnings should, however, benefit from an improving cost structure as energy prices have declined from early-year peak levels and market pulp prices are trending lower. Combined with continued progress on our internal initiatives, we expect earnings to improve from second-quarter levels of $0.06 per share but fall short of prior-year levels of $0.15 per share."

Wausau.Mosinee's second-quarter conference call is scheduled for 11:00 a.m.
(EDT) on Wednesday, July 23, and can be accessed through the Company's Web site at www.wausaumosinee.com under "Investor Information." A replay of the Webcast will be available on the same site through July 31.

Wausau.Mosinee Paper Corporation produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                                    (tables follow)
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

                       WAUSAU-MOSINEE PAPER CORPORATION
                 INTERIM REPORT - QUARTER-ENDED JUNE 30, 2003

(in thousands, except  share amounts)
CONDENSED CONSOLIDATED STATEMENTS                        Three Months             Six Months
     OF OPERATIONS (UNAUDITED)                          Ended June 30,          Ended June 30,
                                                       2003         2002         2003       2002
Net Sales                                          $ 242,833  $ 237,820    $ 482,659    $ 463,748
Cost of Sales                                        217,737    209,349      436,684      409,949
     Gross Profit                                     25,096     28,471       45,975       53,799
Selling & Administrative Expense                      17,419     16,703       33,663       33,775
     Operating Profit                                  7,677     11,768       12,312       20,024
Interest Expense                                      (2,570)    (2,773)      (5,071)      (5,536)
Other Income/(Expense), Net                               15          41           1          (14)
     Earnings before Income Taxes                      5,122       9,036       7,242       14,474
Provision for Income Taxes                             1,894       3,340       2,679        5,350
     Net Earnings                                 $    3,228  $    5,696  $    4,563    $   9,124
     Net Earnings Per Share (Basic & Diluted)     $     0.06  $     0.11  $     0.09    $    0.18
     Weighted Average Shares Outstanding (Basic)  51,550,078  51,536,891  51,543,521   51,526,038

CONDENSED CONSOLIDATED BALANCE SHEETS (NOTE 1)              JUNE 30,   December 31,
                                                              2003       2002
Current Assets                                            $ 254,142  $ 240,398
Property, Plant & Equipment, Net                            581,405    597,979
Other Assets                                                 40,115     35,380
     Total Assets                                         $ 875,662  $ 873,757

Current Liabilities                                       $ 128,665  $ 122,000
Long-term Debt                                              162,593    162,763
Other Liabilities                                           232,483    233,046
Stockholders' Equity                                        351,921    355,948
     Total Liabilities & Stockholders' Equity             $ 875,662  $ 873,757

CONDENSED CONSOLIDATED STATEMENTS                                Six Months
       OF CASH FLOW (UNAUDITED)                                Ended June 30,
                                                              2003       2002
Cash Provided by Operating Activities                     $ 27,965   $ 26,883
Capital Expenditures                                        (9,975)   (10,429)
Acquisition of Business                                     (8,413)         0
Payments Under Credit Agreements                                 0     (6,110)
Dividends Paid                                              (8,763)    (8,759)
Payments Under Capital Lease Agreement                         (34)         0
Proceeds from Stock-Option Exercises                           135        325
Proceeds on Sale of Property, Plant & Equipment                  6        165
     Net Increase in Cash                                 $    921   $  2,075

Note 1 -Balance sheet amounts at June 30, 2003 are unaudited. The December 31, 2002 amounts are derived from audited financial statements.

Note 2 -Effective March 3, 2003, the Company acquired certain assets of a laminated papers producer. The acquisition is being accounted for as a purchase business combination and, accordingly, the purchase price has been allocated using the fair values of the acquired receivables, inventory, machinery and equipment, and identifiable intangible assets. No goodwill was recorded as a result of this acquisition.

Note 3 -During the second quarter of 2003, the Company's Towel & Tissue Group reached a settlement of all claims of the parties in its previously announced patent litigation. As a result of the settlement, the Company recognized $4.2 million in pre-tax income as a fee for licensing certain patented dispenser technologies.

Note 4 -Interim Segment Information
        The Company's operations are classified into three principal reportable segments: the Printing & Writing Group, the Specialty Paper Group, and the Towel & Tissue Group, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies. The Printing & Writing Group produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Groveton, New Hampshire. The Printing & Writing Group also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products, and a converting facility that converts printing and writing grades. The Specialty Paper Group produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine. The Towel & Tissue Group produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home" market. The Towel & Tissue Group operates a paper mill in Middletown, Ohio, and a converting facility in Harrodsburg, Kentucky.

        Sales, operating profit, and asset information by segment is as follows:

      (in thousands, except ton data)                      JUNE 30, December 31,
                                                             2003      2002
      Segment Assets  (Note 1)
         Printing & Writing                               $ 291,585 $ 284,652
         Specialty Paper                                    346,359   347,380
         Towel & Tissue                                     175,027   170,854
         Corporate & Unallocated*                            62,691    70,871
                                                          $ 875,662 $ 873,757

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
                                                         Three Months           Six Months
                                                         Ended June 30,        Ended June 30,
                                                        2003        2002       2003       2002
      Net Sales External Customers (unaudited)
         Printing & Writing                        $   99,458  $ 95,790    $ 197,835 $ 192,097
         Specialty Paper                               89,701     88,756     182,159   171,676
         Towel & Tissue                                53,674     53,274     102,665    99,975
                                                    $ 242,833  $ 237,820   $ 482,659 $ 463,748

      Net Sales - Intersegment (unaudited)
         Printing & Writing                           $ 1,995    $ 1,761     $ 3,473   $ 3,605
         Specialty Paper                                    0         67           0       150
         Towel & Tissue                                     0          0           0         0
                                                      $ 1,995    $ 1,828     $ 3,473   $ 3,755

      Operating Profit (Loss) (unaudited)
         Printing & Writing                         $   2,704   $ 10,524    $  4,190 $  17,328
         Specialty Paper                                   64     (2,854)      1,576    (3,784)
         Towel & Tissue                                 8,372      6,260      12,403    11,818
      Total Reportable Segment Operating Profit        11,140     13,930      18,169    25,362
         Corporate & Eliminations                      (3,463)    (2,162)     (5,857)   (5,338)
         Interest Expense                              (2,570)    (2,773)     (5,071)   (5,536)
         Other Income/(Expense), Net                       15         41            1      (14)
             Earnings Before Income Taxes$              5,122  $   9,036    $   7,242 $ 14,474

                                                               Three Months           Six Months
                                                               Ended June 30,        Ended June 30,
                                                             2003        2002       2003       2002
Depreciation, Depletion and Amortization (unaudited)
        Printing & Writing                               $   4,499  $   4,138   $   8,657 $   8,305
        Specialty Paper                                      6,297      6,297      12,419    12,616
        Towel & Tissue                                       4,529      4,491       9,111     8,972
        Corporate and unallocated                              188        223         371       452
                                                          $ 15,513   $ 15,149    $ 30,558  $ 30,345

Tons Sold (unaudited)
        Printing & Writing                                  90,672     86,412     179,403   173,481
        Specialty Paper                                     82,651     85,741     170,326   164,426
        Towel & Tissue                                      38,091     37,751      72,441    71,120
                                                           211,414    209,904     422,170   409,027

   * Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.